EXHIBIT 99.1

Plug Power Announces 2009 Fourth Quarter and Year-End Financial Results

LATHAM, N.Y., March 15, 2010 (GLOBE NEWSWIRE) -- Plug Power Inc. (Nasdaq:PLUG), a leader in providing clean, reliable energy solutions, today provided a progress update and reported its financial results for the fourth quarter and full-year 2009.

2009 Milestones

Plug Power accomplished three major milestones set for 2009:

  Contained net cash used for operating expenses to the targeted range of $38-$42 million for the full year;
  Released the GenDrive™ class-2 product in the fourth quarter, broadening the GenDrive product portfolio; and
  Announced a path and timeline to profitability.

Plug Power successfully closed deals with some of North America's largest material handling operations in 2009 adding Wegmans, Coca-Cola, Nestle Waters and Sysco to its already impressive customer list. Plug Power also secured 786 orders in 2009 against its milestone to secure 1,000 orders by year end.

2010 Milestones

Confident in its material handling and prime power markets, Plug Power issued the following milestones for 2010:

  Dramatically increase our shipments, shipping between 2,100 and 2,300 systems, consisting of 1,100 GenDrive™ and 1,000 GenSys® fuel cell units;
  Generate between mid-$40 and low-$50 million in revenue;
  Achieve a gross margin percentage in the mid-teens;
  The Company's EBITDAS target is mid-$20 million loss (EBITDAS is defined as net income before interest expense, taxes, depreciation, amortization and non-cash charges for equity compensation); and
  Contain net cash used for operating expenses to the range of $25-29 million for the full year.

These milestones will be updated quarterly with Plug Power's financial results.

"Plug Power remains committed to our material handling and remote prime power businesses," said Andy Marsh, CEO at Plug Power. "We saw unparalleled growth in these markets in 2009 as we created partnerships with major customers and OEMs worldwide. We fully expect 2010 will be a breakout year for product commercialization."

Product Orders, Shipments and Backlog

The Company received 204 GenDrive orders in the fourth quarter and a combined total of 786 unit orders for the full year, comprised of 584 GenDrive, 200 GenSys and 2 GenCore units. Product shipments for the fourth quarter totaled 86 units and full year shipments totaled 303 units representing a 7% increase year over year.

Total product backlog at year end 2009 was 863 units, an increase of 382 units or 79% from year end 2008.

Financial Results

Net loss for the fourth quarter of 2009 and year ended December 31, 2009 was $12.1 million and $40.7 million respectively. On a per share basis the loss for the quarter and the year was $0.09 and $0.32 respectively on a basic and diluted basis. This compares with a net loss of $64.3 million, or $0.69 per share, for the fourth quarter of 2008 and $121.7 million, or $1.36 per share for full year 2008. The net loss for the fourth quarter of 2008 is inclusive of a $45.8 million goodwill impairment charge.

Total revenue for the fourth quarter of 2009 and year ended December 31, 2009, was $3.9 million and $12.3 million respectively.  This compares with revenue in the same periods of 2008 of $5.3 million and $17.9 million, representing a year over year decline of $5.6 million or 31% attributed to anticipated reductions in research and development contract revenue. Product and service revenue for the quarter and the year respectively was $1.2 million and $4.8 million compared to $1.4 million and $4.7 million for the same periods in 2008. Research and development contract revenue for the quarter and year respectively was $2.7 million and $7.5 million. This compares to $3.9 million and $13.2 million for the same periods of 2008.

Deferred product and service revenue at December 31, 2009 was $4.6 million. This compares to $5.4 million at December 31, 2008. Plug Power defers recognition of product and service revenue and recognizes revenue on a straight-line basis over the service period of each sold system. Accordingly, Plug Power expects to recognize the deferred product and service revenue over future periods as service commitments are fulfilled.

Total cost of revenue for the fourth quarter of 2009 was $8.4 million, comprised of $3.7 million for product and service cost of revenue and $4.7 million for R&D contract cost of revenue. For the full year, cost of revenue was $19.7 million comprised of $7.3 million for product and service revenue and $12.4 million for R&D contract cost of revenue. Prior year comparable numbers for the quarter were $5.1 million for product and service cost of revenue and $7.0 million for R&D contract cost of revenue. 2008 full year comparable numbers were $11.4 million for product and service cost of revenue and $21.5 million of R&D contract cost of revenue.

R&D expenses for the fourth quarter of 2009 were $3.5 million compared with $8.4 million for the comparable quarter of 2008. For full year 2009, R&D expenses were $16.3 million compared to $35.0 million for 2008.

Selling, general and administrative (SG&A) expenses were $3.8 million for the quarter compared with $8.7 million for the comparable quarter of 2008. Full year 2009 SG&A expenses were $15.4 million compared to $28.3 million for 2008. Additionally, $0.6 million was expensed for amortization of intangible assets during the quarter compared to $0.5 million for the comparable quarter of 2008. For the full year, $2.1 million was expensed for amortization of intangible assets compared to $2.2 million in 2008.

Cash and Liquidity

Net cash used in operating activities for the fourth quarter and year ended December 31, 2009 was $8.4 million and $38.2 million, respectively. This compares to $13.9 million and $56.6 million for the prior year comparable periods. On December 31, 2009, Plug Power had cash, cash equivalents and available-for-sale securities of $62.5 million and net working capital of $60.0 million. This compares to $104.7 million and $86.2 million, respectively, at December 31, 2008.

Conference Call

Plug Power has scheduled a conference call today at 10:00 am ET to review the Company's results for the fourth quarter and full year 2009. Interested parties are invited to listen to the conference call by dialing 877.407.8291 or 201.689.8345 for international participants.

The webcast can be accessed by going directly to the Plug Power Web site (www.plugpower.com) and selecting the conference call link on the home page. A playback of the call will be available online for a period following the call.

About Plug Power Inc.

Plug Power Inc. (Nasdaq:PLUG), an established leader in the development and deployment of clean, reliable energy solutions, integrates fuel cell technology into motive and continuous power products. The Company is actively engaged with private and public customers in targeted markets throughout the world. For more information about how to join Plug Power's energy revolution as an investor, customer, supplier or strategic partner, please visit www.plugpower.com.

While management believes that certain non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of these non-GAAP financial measures. These measures are not prepared in accordance with GAAP and many not be directly comparable to similarly tied measures of other companies due to potential differences in the exact method of calculation.

The Plug Power Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=4446

Plug Power Inc. Safe Harbor Statement

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including but not limited to statements regarding the number of GenDrive and GenSys units we expect to ship in 2010 through 2012, our projected revenues for 2010 through 2012, and our expectations for achieving profitability and positive cash flow in 2012. We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able to accurately predict or control and that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements, including, without limitation, our ability to reduce product and manufacturing costs; our ability to improve system reliability for both GenDrive and GenSys; our ability to successfully expand our product lines;the risk that unit orders will not ship, be installed and/or convert to revenue, in whole or in part; our ability to develop commercially viable products; the cost and timing of developing our products and our ability to raise the necessary capital to fund such development costs; market acceptance of our GenDrive and GenSys systems; our ability to manufacture products on a large-scale commercial basis; competitive factors, such as price competition and competition from other traditional and alternative energy companies; the cost and availability of components and parts for our products; our ability to establish and maintain relationships with third parties with respect to product development, manufacturing, distribution and servicing and the supply of key product components; the cost and availability of fuel and fueling infrastructures for our products; our ability to protect our intellectual property; the cost of complying with current and future governmental regulations; the impact of deregulation and restructuring of the electric utility industry on demand for Plug Power's energy products; and other risks and uncertainties discussed under "Item IA-Risk Factors" in our annual report on Form 10-K for the fiscal year ended December 31, 2008, filed with the Securities and Exchange Commission ("SEC") on March 16, 2009, and the reports we file from time to time with the SEC. We do not intend to and undertake no duty to update the information contained in this communication.

Plug Power Inc.
Financial Highlights

Balance Sheets (Dollars in thousands):
(unaudited)
	December 31, 2009	December 31, 2008
Assets
Current assets:
Cash and cash equivalents	$ 14,581	$ 80,845
Trading securities - auction rate debt securities	53,397	52,651
Available-for-sale securities	47,960	23,844
Accounts receivable	2,005	2,151
Inventory	6,361	6,264
Auction rate debt securities repurchase agreement	5,978	--
Prepaid expenses and other current assets	3,217	2,351

Total current assets	133,499	168,106

Restricted cash	2,265	--
Property, plant and equipment, net	14,343	17,770
Investment in leased property	2,256	--
Auction rate debt securities repurchase agreement	--	10,224
Intangible assets, net	11,822	12,843
Other assets	--	169

Total assets	$ 164,185	$ 209,112

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$ 2,877	$ 3,275
Accrued expenses	5,848	9,945
Borrowings under line of credit	59,375	62,875
Current portion long term debt	414	--
Deferred revenue	4,597	5,426
Other current liabilities	379	414

Total current liabilities	73,490	81,935

Repayable government assistance	--	173
Long term debt	1,150	--
Other liabilities	1,276	1,140

Total liabilities	75,916	83,248

Stockholders' equity	88,269	125,864

Total liabilities and stockholders' equity	$ 164,185	$ 209,112

Statements of Operations (Dollars in thousands):	Three months ended December 31,		Twelve months ended December 31,
(unaudited)
	2009	2008	2009	2008
Revenue
Product and service revenue	$ 1,221	$ 1,416	$ 4,833	4,667
Research and development contract revenue	2,687	3,862	7,460	13,234
Total revenue	3,908	5,278	12,293	17,901

Cost of revenue and expenses
Cost of product and service revenue	3,680	5,143	7,247	11,442
Cost of research and development contract revenue	4,671	6,979	12,434	21,505
Research and development expense	3,515	8,390	16,324	34,987
Selling, general and administrative expense	3,760	8,696	15,427	28,333
Goodwill impairment	--	45,843	--	45,843
Amortization of intangible assets	557	514	2,132	2,225

Operating loss	(12,275)	(70,287)	(41,271)	(126,434)

Interest and other income and net realized gains from available-for-sale securities	371	497	1,689	5,135
Change in fair value of auction rate securities repurchase agreement	(113)	10,224	(4,247)	10,224
Net trading gain	113	--	4,247	--
Impairment loss on available-for-sale securities	--	(4,942)	--	(10,224)
Interest and other expense and foreign currency gain (loss)	(227)	213	(1,127)	(401)

Net loss	$ (12,131)	$ (64,295)	$ (40,709)	$ (121,700)

Loss per share: Basic and diluted	$ (0.09)	$ (0.69)	$ (0.32)	$ (1.36)

Weighted average number of common shares outstanding	129,555,050	93,120,231	129,110,661	89,383,480
CONTACT:  Plug Power Inc.
          Media Contact:
          Katrina Fritz Intwala
            (518) 782-7700 ext. 1360
            media@plugpower.com
          Investor Relations Contact:
          Cathy Yudzevich
            (518) 782-7700 ext. 1448
            investors@plugpower.com